Exhibit 99.1

Iteris Reports Record Second Quarter Revenue of $43.6 Million, Up 11% Year Over Year and GAAP Net Income of $0.6 Million, a $7.9 Million Improvement Year over Year

Adjusted EBITDA of $2.9 million, representing an $8.1 million improvement year over year
AUSTIN, TX – November 9, 2023 – Iteris, Inc. (NASDAQ: ITI), the global leader in smart mobility infrastructure management, today reported financial results for its fiscal 2024 second quarter ended September 30, 2023.

Fiscal 2024 Second Quarter Financial Highlights

•Record revenue of $43.6 million, up 11% year over year
•Gross margins of 37.3%, up 2,060 basis points year over year due to successful supply chain improvement plan
•GAAP net income of $0.6 million, or $0.01 per share, a $7.9 million, or $0.18 per share improvement from the prior year
•Adjusted EBITDA of $2.9 million, an $8.1 million improvement, consistent with GAAP net income improvement (see “Non-GAAP Financial Measures and Reconciliation” below for important information)
•Continued strong net bookings of $43.8 million, up 4% year over year
•Notable new public- and private-sector contracts include:
•$9.5 million contract awarded by US Department of Transportation to drive the development of the nation’s architecture reference for cooperative and intelligent transportation, including the definition of standards for infrastructure to vehicle communications and vehicle electrification
•Consulting contract awarded by global automotive OEM to conduct North American Intelligent Transportation System market assessment
•Record total ending backlog of $124.0 million, up 11% year over year
•Ending cash and cash equivalents balances of $20.2 million on September 30, 2023, which reflects total payments of $3.8 million for the company’s annual performance bonuses

Fiscal 2024 First Half Financial Highlights

•Record revenue of $87.1 million, up 19% year over year
•Gross margins of 38.0%, up 1,510 basis points year over year due to successful supply chain improvement plan
•GAAP net income of $2.7 million, or $0.06 per share, a $14.9 million, or $0.35 per share, improvement from the prior year
•Adjusted EBITDA of $6.9 million, a $14.6 million improvement, consistent with GAAP net income improvement (see “Non-GAAP Financial Measures and Reconciliation” below for important information)
•Record net bookings of $96.9 million, up 14% year over year
•Net cash flow of $3.9 million, reflecting earnings improvement and strong working capital management

Management Commentary:

“Due to a combination of strong customer demand and solid commercial execution, we are pleased to report record revenue of $43.6 million and record total ending backlog of $124.0 million for our fiscal 2024 second quarter,” said Joe Bergera, President and CEO of Iteris. “Additionally, we are pleased with the successful outcome of our supply chain improvement plan that drove a 2,060 basis point improvement in gross margins and an associated $8.1 million improvement in adjusted EBITDA year over year

“Given the compelling capabilities of the Iteris ClearMobility® Platform, we expect to continue to benefit from favorable trends in smart mobility infrastructure management, including the adoption of Cloud technologies, artificial intelligence, and Connected and Autonomous Vehicles. Therefore, we continue to anticipate a five-year organic revenue CAGR of approximately 14% and associated improvements in our operating structure to drive adjusted EBITDA margin expansion to approximately 16% to 19% consistent with our Vision 2027 targets.”

Fiscal Year 2024 Third Quarter and Full Year Outlook

•Third quarter total revenue guidance in the range of $41.0 million to $43.0 million, representing growth of 3% year over year at the mid-point of the guidance range, which accounts for a return to typical seasonality and temporary federal budget uncertainty
•Third quarter adjusted EBITDA margin guidance in the range of 4% to 6%, representing a significant year-over-year improvement (see “Non-GAAP Financial Measures and Reconciliation” below for important information) and reflective of seasonality and related revenue mix expectations for the quarter
•Raising the low end of full-year total revenue guidance to a range of $171.0 million to $175.0 million, representing organic growth of 11% year over year at the mid-point of the guidance range, which accounts for a return to typical seasonality and temporary federal budget uncertainty
•Reiterating full-year adjusted EBITDA margin guidance in the range of 7% to 9%, representing a significant year-over-year improvement (see “Non-GAAP Financial Measures and Reconciliation” below for important information)
•Reiterating full-year net cash flow guidance in the range of $12.0 million to $16.0 million, driven by adjusted EBITDA improvement and continued working capital management

GAAP Fiscal Year 2024 Second Quarter Financial Results

•Total revenue in the second quarter of fiscal year 2024 increased 11% to $43.6 million, compared with $39.3 million in the same quarter a year ago. This revenue growth was driven primarily by increased demand for Iteris’ ClearMobility® Platform, in particular its sensor products
•Operating expenses in the second quarter increased 17% to $15.8 million, compared with $13.5 million in the same quarter a year ago
•Net income in the second quarter was approximately $0.6 million, or $0.01 per share, compared with a net loss of approximately $7.4 million, or $(0.17) per share, in the same quarter a year ago. The improvement was primarily attributable to an improvement in gross margin, which was impacted in the prior period due to supply chain constraints and resulting high raw material costs

Non-GAAP Fiscal 2024 Second Quarter Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Iteris (the “Company”) has included the following non-GAAP financial measure: net income (loss) before interest, taxes, depreciation, amortization, stock-based compensation expense, restructuring charges, project loss reserves, other legal expenses, and executive severance and transition costs (“Adjusted EBITDA”). A discussion of the Company’s use of this non-GAAP financial measure is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation,” along with a reconciliation of Adjusted EBITDA to net income (loss).

Adjusted EBITDA in the second quarter of fiscal 2024 was approximately $2.9 million, or 6.7% of total revenues, compared with an approximate $5.2 million loss, or (13.1)% of total revenues, in the same quarter a year ago. The improvement mirrors the increase in GAAP earnings.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal 2024 second quarter results.

Date: Thursday, November 9, 2023
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 877-545-0523
International dial-in number: +1 973-528-0016
Participant access code: 320838

If joining by phone, please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MKR Investor Relations at 1-213-277-5550.

To listen to the live webcast or view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A telephone replay of the conference call will be available approximately two hours following the end of the call and will remain available for one week. To access the replay, dial +1-877-481-4010 (US Toll Free), or +1 919-882-2331 (International) and enter replay passcode 49309.

About Iteris, Inc.

Iteris is the world’s trusted technology ecosystem for smart mobility infrastructure management. Delivered through Iteris’ ClearMobility® Platform, our cloud-enabled end-to-end solutions monitor, visualize and optimize mobility infrastructure around the world, and help bridge legacy technology silos to unlock the future of transportation. That’s why more than 10,000 public agencies and private-sector enterprises focused on mobility rely on Iteris every day. Visit www.iteris.com for more information, and join the conversation on Twitter, LinkedIn and Facebook.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "may," "will," "can," and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated demand and growth opportunities, conversion of bookings to revenue, the impact and success of new solution offerings, the Company’s acquisitions, our future performance, growth and profitability, operating results, and financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict, and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, spending and scheduling changes, funding constraints and delays, and impact related to the federal government debt ceiling and; uncertainties regarding potential multiple negative impacts that may occur in the future due to COVID-19; our ability to source key raw materials in light of the current global economic and supply chain situation, including data supplier Wejo’s appointment of an administrator due to insolvency; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; risks related to our ability to recruit, integrate and/or retain key talent; our ability to replace large contracts once they have been completed; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully complete and integrate acquired assets and companies; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing product and service offerings; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments, and such competitors’ patent coverage and claims; any softness in the markets that we address; adverse effects of the COVID-19 pandemic on our vendors and our employees; and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities, such as the COVID-19 pandemic, import/export tariffs, terrorist activities or armed conflicts in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC's website (www.sec.gov).

Iteris Contact
Kerry A. Shiba
Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Tel: (949) 270-9457
Email: kshiba@iteris.com

Investor Relations
MKR Investor Relations, Inc.
Todd Kehrli
Tel: (213) 277-5550
Email: iti@mkr-group.com

ITERIS, INC.
UNAUDITED CONDENSED
BALANCE SHEETS
(in thousands)

	September 30, 2023	March 31, 2023
Assets
Current assets:
Cash and cash equivalents	$20,161	$16,587
Restricted cash	449	140
Trade accounts receivable, net	24,929	23,809
Unbilled accounts receivable	8,562	8,349
Inventories	10,781	10,841
Prepaid expenses and other current assets	4,079	3,128
Total current assets	68,961	62,854
Property and equipment, net	1,325	1,297
Right-of-use assets	7,509	8,345
Intangible assets, net	9,968	10,190
Goodwill	28,340	28,340
Other assets	502	768
Total assets	$116,605	$111,794
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$14,942	$12,943
Accrued payroll and related expenses	10,837	12,923
Accrued liabilities	5,654	5,453
Deferred revenue	7,322	6,720
Total current liabilities	38,755	38,039
Long-term liabilities	10,284	10,849
Total liabilities	49,039	48,888
Stockholders’ equity	67,566	62,906
Total liabilities and stockholders’ equity	$116,605	$111,794

ITERIS, INC.
UNAUDITED CONDENSED
STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
Product revenues	$23,398	$20,788	$47,056	$37,169
Service revenues	20,165	18,471	40,052	35,757
Total revenues	43,563	39,259	87,108	72,926
Cost of product revenues	13,086	20,026	25,190	31,683
Cost of service revenues	14,213	12,682	28,851	24,533
Cost of revenues	27,299	32,708	54,041	56,216
Gross profit	16,264	6,551	33,067	16,710
Operating expenses:
General and administrative	6,344	4,978	12,145	11,405
Sales and marketing	6,236	5,674	12,526	10,872
Research and development	2,565	2,173	4,673	4,309
Amortization of intangible assets	651	651	1,302	1,319
Restructuring charges	—	—	—	707
Total operating expenses	15,796	13,476	30,646	28,612
Operating income (loss)	468	(6,925)	2,421	(11,902)
Non-operating income (expense):
Other income, net	48	117	247	94
Interest income (expense), net	2	(300)	70	(332)
Income (loss) before income taxes	518	(7,108)	2,738	(12,140)
Benefit from (provision for) income taxes	33	(289)	(62)	(122)
Net income (loss)	$551	$(7,397)	$2,676	$(12,262)

Net income (loss) per common share
Basic net income (loss) per share	$0.01	$(0.17)	$0.06	$(0.29)
Diluted net income (loss) per share	$0.01	$(0.17)	$0.06	$(0.29)

Shares used in basic per share calculations	42,742	42,288	42,654	42,334
Shares used in diluted per share calculations	43,713	42,288	43,677	42,334

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the Company has included the following non-GAAP financial measure in this release: net income (loss) before interest, taxes, depreciation, amortization, stock-based compensation expense, restructuring charges, project loss reserves, other legal expenses, and executive severance and transition costs (“Adjusted EBITDA”).

When viewed with our financial results prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and accompanying reconciliations, we believe Adjusted EBITDA and the related financial ratio provide additional useful information to clarify and enhance the understanding of the factors and trends affecting our past performance and future prospects. We define these measures, explain how they are calculated and provide reconciliations of these measures to the most comparable GAAP measure in the table below. Adjusted EBITDA and the related financial ratio, as presented in this press release, are supplemental measures of our performance that are not required by or presented in accordance with GAAP. They are not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income (loss) or any other performance measures derived in accordance with GAAP, or as alternatives to net cash provided by operating activities as a measure of our liquidity. The presentation of these measures should not be interpreted to mean that our future results will be unaffected by unusual or nonrecurring items.

We use Adjusted EBITDA non-GAAP operating performance measures internally as complementary financial measures to evaluate the performance and trends of our businesses. We present Adjusted EBITDA and the related financial ratio, as applicable, because we believe that measures such as these provide useful information with respect to our ability to meet our operating commitments.

Adjusted EBITDA and the related financial ratio have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•They do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;
•They are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;
•They do not reflect the impact on earnings of charges resulting from matters unrelated to our ongoing operations; and
•Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as comparative measures.

Because of these limitations, Adjusted EBITDA and the related financial ratio should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information. See our Unaudited Condensed Financial Statements contained in this Press Release. However, in spite of the above limitations, we believe that Adjusted EBITDA and the related ratio are useful to an investor in evaluating our results of operations because these measures:

•Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;
•Help investors to evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating performance; and
•Are used by our management team for various other purposes in presentations to our Board of Directors as a basis for strategic planning and forecasting.

The following financial items have been added back to or subtracted from our net income (loss) when calculating Adjusted EBITDA:

•Income tax. This amount may be useful to investors because it represents the taxes that might be payable for the period and the change in deferred taxes during the period, and therefore could reduce cash flow available for use in our business.

•Depreciation expense. Iteris excludes depreciation expense primarily because it is a non-cash expense. These amounts may be useful to investors because it generally represents the wear and tear on our property and equipment used in our operations.
•Amortization expense. Iteris incurs amortization of intangible assets in connection with acquisitions. Iteris also incurs amortization related to capitalized software development costs. Iteris excludes these items because it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to investors because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights.
•Interest income and expense. Iteris excludes interest income and expense because it does not believe this item is reflective of ongoing business and operating results. This amount may be useful to investors for determining current cash flow. For the three and six month ended September 30, 2022, interest expense includes amortization of the remaining capitalized deferred financing costs due to the termination of the Credit Agreement in the fiscal year ended March 31, 2023.
•Stock-based compensation. These expenses consist primarily of expenses from employee and director equity based compensation plans. Iteris excludes stock-based compensation primarily because they are non-cash expenses and Iteris believes that it is useful to investors to understand the impact of stock-based compensation to its results of operations and current cash flow.
•Other legal expenses. Iteris excludes legal expenses that it believes are infrequent, unusual and not reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance. We do not adjust for any ordinary course legal expenses. For the three and six months ended September 30, 2023, other legal expenses consist of costs related to a specific breach of contract dispute for which the Company previously expected a settlement to be reached, however, due to a change in facts and circumstances that now point to a more protracted and costly process, we included the legal costs of $0.6 million incurred during the three months ended September 30, 2023, and in addition included related expenses of $0.4 million incurred during the three months ended June 30, 2023 in results for the six months ended September 30, 2023. The Company believes that an outcome resulting in a loss is remote.
•Restructuring charges. These expenses consist primarily of employee separation expenses, facility termination costs, and other expenses associated with Company restructuring activities. Iteris excludes these expenses as it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.

It is impractical to attempt to reconcile expected Adjusted EBITDA to expected GAAP net income (loss) because many of the adjustments are difficult to forecast, including stock-based compensation because it depends on the price of our stock in the future, which is difficult to predict. Reconciliations of historical net income (loss) to Adjusted EBITDA and the presentation of Adjusted EBITDA as a percentage of net revenues were as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
	(In Thousands)
Net income (loss)	$551	$(7,397)	$2,676	$(12,262)

(Benefit from) provision for income taxes	(33)	289	62	122
Depreciation expense	136	149	286	308
Amortization expense	787	804	1,570	1,626
Interest (income) expense	(2)	300	(70)	332
Stock-based compensation	872	696	1,396	1,544
Other adjustments:
Restructuring charges	—	—	—	707
Other legal expenses	604	—	1,019	—
Adjusted EBITDA	$2,915	$(5,159)	$6,939	$(7,623)
Percentage of total revenues	6.7%	(13.1)%	8.0%	(10.5)%